Exhibit 99.1

NEWS RELEASE

Halcón Enters into Restructuring Support Agreement with Stakeholders

HOUSTON — June 10, 2016 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced the Company has executed a restructuring support agreement (the “RSA”) with select holders of its 13.0% 3rd Lien Notes due 2022 (“3L Notes”), its three tranches of senior unsecured notes comprised of its 9.75% Senior Notes due 2020, its 8.875% Senior Notes due 2021, and its 9.25% Senior Notes due 2022 (together, the “Unsecured Notes”), its 8.0% Convertible Note due 2020 (the “Convertible Note”) and its 5.75% Perpetual Convertible Preferred Stock (the “Preferred Equity”, and together with the 3L Notes, Unsecured Notes and Convertible Note, the “Affected Stakeholders”).

As previously announced, the restructuring plan, if implemented, will result in the elimination of approximately $1.8 billion of net debt and approximately $222 million of Preferred Equity, and will reduce the Company’s ongoing annual interest burden by more than $200 million.  Under the terms of the RSA, all current stakeholders, including common equity holders, will receive cash and/or common equity in the restructured Company.  As of June 9, 2016, holders representing 80% of the aggregate principal amount of 3L Notes outstanding, 57% of the aggregate principal amount of Unsecured Notes outstanding, 100% of the aggregate principal amount of Convertible Note outstanding and holders of 63% of the outstanding shares of Preferred Equity have executed the RSA.  The table below summarizes the treatment of the Affected Stakeholders under the plan outlined in the RSA.

Stakeholder	Treatment
Senior Secured Revolver	- New or amended reserve based facility provided by existing lenders
2L Notes	- Unaffected and reinstated
3L Notes	- Fully equitized into 76.5% of the pro forma common equity - Receive $33.8 MM in cash plus accrued and unpaid interest through May 15, 2016(1)
Unsecured Notes

- Fully equitized into 15.5% of the pro forma common equity

- Receive warrants for 4.0% of the pro forma common equity (4 year term, exercise price based on $1.33 BN equity value)

- Receive $37.6 MM in cash plus accrued and unpaid interest through May 15, 2016

Convertible Note

- Fully equitized into 4.0% of the pro forma common equity

- Receive $15.0 MM in cash

- Receive warrants for 1.0% of the pro forma common equity (4 year term, exercise price based on $1.33 BN equity value)

Preferred Equity	- Receive $11.1 MM in cash
Existing Common Equity	- Receive 4.0% of the pro forma equity

(1) Total cash consideration to the 3L holders is equivalent to $50.0 MM in cash and accrued interest through 3/31/16 as indicated in the terms detailed in the Company’s May 18, 2016 press release.

Halcón plans to seek further support for the restructuring plan from additional Affected Stakeholders over the next several weeks through a solicitation process.  Under the terms of the RSA, if support from 66.7% of the value and over 50.0% in number of the holders of the 3L Notes, the Unsecured Notes and the Convertible Note is attained through the solicitation process, in addition to support from at least 66.7% of the outstanding shares of Preferred Equity (the “Threshold Levels”), the Company has agreed to file for a pre-packaged Chapter 11 bankruptcy.  If the Threshold Levels are not attained, the Company is not required to file for bankruptcy.  The consummation of the restructuring plan outlined in the RSA will be subject to customary conditions including bankruptcy court approval.  As previously indicated, the Company plans to operate as usual during the restructuring process and will pay all suppliers and vendors in full under normal terms for goods and services provided.

Advisors

PJT Partners is acting as financial advisor, Weil, Gotshal & Manges LLP is acting as legal counsel and Alvarez & Marsal is acting as restructuring advisor to the Company in connection with its restructuring efforts.  Houlihan Lokey Capital, Inc. is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to the select ad hoc committee of holders of 3L Notes.  Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the select ad hoc committee of holders of Unsecured Notes.

Additional Information

More detailed information on the restructuring can be found in the RSA which will be filed on Form 8-K with the SEC in the next few days.  Further information on the Company as well as the restructuring process and plan will be included in a disclosure document which will be used in the solicitation process and will also be included on Form 8-K with the SEC in the near future.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the RSA; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization, potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization, effects on market price of the Company’s common stock and on the Company’s ability to access the capital markets, and the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Quentin Hicks
SVP, Finance & Investor Relations
Halcón Resources
(832) 538-0557